                                                                     EXHIBIT 3.1


                         CERTIFICATE OF INCORPORATION
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                                  ARTICLE ONE
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            The name of the corporation is Dade International Inc.


                                  ARTICLE TWO
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        The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.


                                 ARTICLE THREE
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        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                 ARTICLE FOUR
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        The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, with a par value of one cent ($.01) per share.


                                 ARTICLE FIVE
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        The corporation is to have perpetual existence.


                                  ARTICLE SIX
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        In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.


                                 ARTICLE SEVEN
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        Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

                                 ARTICLE EIGHT
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        To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not aversely affect any right or
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protection of a director of the corporation existing at the time of such repeal or modification.


                                 ARTICLE NINE
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        The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.



                                  ARTICLE TEN
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        The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.



                                ARTICLE ELEVEN
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        The name and address of the incorporator are:

        Name                     Address
        ----                     -------

   John F. Gaither, Jr.     Baxter Healthcare Corporation
                            One Baxter Parkway
                            Deerfield, Illinois   60015



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